Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 of Integra LifeSciences Holdings Corporation of our report dated February 22, 2023 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Integra LifeSciences Holdings Corporation’s Annual Report on Form 10-K for the year ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Florham Park, New Jersey

February 22, 2023